Exhibit 99.3

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire Senior Vice President and Chief Financial Officer 919-862-1000	Mike Freeman Director, Investor Relations and Corporate Communications 919-862-1000

SALIX PHARMACEUTICALS ANNOUNCES INITIATIVES

REGARDING CORPORATE GOVERNANCE

RALEIGH, NC, September 2, 2003 - Salix Pharmaceuticals, Ltd. (Nasdaq:SLXP) announced today the implementation of changes to its internal structure, including appointment of a non-employee Chairman of the Board and various Bylaw amendments, to improve corporate governance and clarify governance procedures.

Salix is committed to excellence in every aspect of its business and operations. In June 2003, Institutional Shareholder Services, or ISS, the leading independent proxy advisory firm in the United States, gave Salix a Corporate Governance Quotient rating of 92.2%. This rating means that, in ISS’ opinion, Salix outperformed 92.2% of all companies that comprise the Russell 3000 index with respect to corporate governance. During the Company’s second quarter 2003 conference call in July, the Company announced that, even with this commendable level of performance, the Board of Directors would be meeting with outside advisors to discuss ways to continue improving the Company’s corporate governance. Based upon input from these outside advisors and internal discussions, the Board of Directors, with unanimous agreement, has instituted the changes announced today.

Bob Ruscher, the current Chairman, has announced his intention to step down from the Board by the end of 2003, to allow an independent director to assume the role of Chairman and to create a super-majority comprised of independent outside directors. Effective immediately, John F. Chappell, currently an independent Board member, will become Chairman of the Board. The Board has engaged the services of an independent search firm and is in the process of seeking to identify and secure an additional independent outside Board member. When the new Board member is secured, Mr. Ruscher plans to retire from the Board.

Additionally, the Board has adopted several amendments to the Company’s Bylaws, including ones to:

•	limit directors to serving on no more than three other public company boards;

•	allow stockholder and director meetings and communications by electronic transmission or remote communication;

•	establish procedures for stockholder proposals and nominees for election to the Board of Directors; and

•	other changes relating to the calling of and procedures at Board and stockholder meetings.

A copy of the Company’s Bylaws, as amended, will be an exhibit to a Form 8-K to be filed with the SEC (www.sec.gov) later today, and is available on the Company’s corporate website at www.salix.com.

Mr. Chappell has served as a member of the Board of Directors of Salix since December 1993. He has served as a member of its Audit and Compensation Committees since December 1994, and its Nominating/Corporate Governance Committee since its formation earlier this year. Mr. Chappell has a long and distinguished career in the pharmaceutical industry. During his 28 years at SmithKline Beecham plc (now GlaxoSmithKline plc) he served as Chairman, Worldwide Pharmaceuticals where he was responsible for the multi-billion dollar ethical pharmaceutical business with 30,000 employees worldwide. He served as a director of SmithKline Beecham; the Pharmaceutical Manufacturers Association, now PhRMA; and the Industrial Biotechnology Association, now BIO. Mr. Chappell is a director of CIMA Labs, Inc. He holds a Bachelor of Arts degree from Harvard University and attended the Wharton School of the University of Pennsylvania.

“I am pleased and honored to be named Chairman of the Board. I look forward to working with the Board and management team to continue growing a successful commercial enterprise,” stated

Mr. Chappell. “I would like to thank Bob Ruscher for his outstanding leadership in the numerous strategic roles in which he served during his tenure with Salix. The success enjoyed by the Company today is due, in great measure, to Bob’s vision and unwavering commitment to build a thriving specialty pharmaceutical company.”

Commenting on Mr. Ruscher’s retirement, Ms. Carolyn Logan, President and Chief Executive Officer, commented, “Bob is a gifted entrepreneur and strategist and will continue to be involved with Salix as needed for key strategic initiatives. He has succeeded in accomplishing his goals of building a portfolio of products, assembling an exemplary management team and nurturing an environment to create a thriving specialty pharmaceutical sales and marketing organization. On behalf of the entire organization, I would like to thank Bob for his many contributions to the Company thus far and for his past and ongoing support. We look forward to continuing to build on these efforts while taking Salix to the next level, to profitability and to realizing our mission to become the leading specialty pharmaceutical company providing products to gastroenterologists and their patients.

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete any required development and regulatory submission of these products, and market them through the Company’s 84-member gastroenterology specialty sales and marketing team. Salix trades on the Nasdaq National Market under the ticker symbol “SLXP.”

For more information please contact the Company at 919-862-1000 or visit our web site at www.salix.com. Information on our web site is not incorporated in our SEC filings.

Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include risks of regulatory review and clinical trials, intellectual property risks, the need to acquire additional products and management of rapid growth. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.